Exhibit 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORTS

November 3, 2020

The Board of Directors and Shareholders of

The Boeing Company

100 N. Riverside Plaza

Chicago, Illinois 60606

We are aware that our reports dated April 29, 2020, July 29, 2020, and October 28, 2020, on our review of interim financial information of The Boeing Company and subsidiaries appearing in The Boeing Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, respectively, are incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois